Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Greenidge Generation Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	457(c) and 457(h)	1,000,000(1)	$1.42(2)	$1,420,000(2)	0.00015310	$217.40
Total Offering Amounts					$1,420,000		$217.40
Total Fee Offsets							—
Net Fee Due							$217.40

(1)	Represents shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”), issuable pursuant to the Company’s Third Amended and Restated 2021 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of Common Stock that may become issuable under the Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on June 13, 2025.